Exhibit 23.2

Independent Auditors' Consent

We consent of the incorporation by reference in Registration Statements No. 333-32501, No. 333-32503 and No. 333-90287 of Champps Entertainment, Inc. (f/k/a Unique Casual Restaurants, Inc.) on Form S-8 of our report dated October 1, 1999, appearing in the Annual Report on Form 10-K of Champps Entertainment, Inc. for the year ended July 2, 2000.

Deloitte & Touche LLP
Boston, Massachusetts
September 28, 2000